Exhibit 10.2

FIRST AMENDED AND RESTATED LOAN AGREEMENT

This Agreement dated as of March 14, 2014, is between BANK OF AMERICA, N.A., a national banking association (the “Bank”) and SCHMITT INDUSTRIES, INC., an Oregon corporation (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Two Million and 00/100 Dollars ($2,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.

The line of credit is available between the date of this Agreement and September 1, 2014, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the “Renewal Notice”). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

1.3	Repayment Terms.

(a)	The Borrower will pay interest on April 1, 2014, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

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1.5	Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rate listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available:

(a)	The LIBOR Rate plus two percentage points (2.0%).

2.	OPTIONAL INTEREST RATES

2.1	Optional Rates.

Each optional interest rate is a rate per year. Interest will be paid on April 1, 2014, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

2.2	LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be thirty (30) days. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c)	A LIBOR Rate may be elected only for the entire principal amount outstanding under the applicable facility.

(d)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	LIBOR
(1.00 - Reserve Percentage)

Where,

(i)

“LIBOR” means, for any applicable interest period, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

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(ii)

“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market;

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion; or

(iii)	adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period.

(g)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)	The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any. The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate. The calculation is defined more fully below.

(i)	The “Fixed Interest Rate Period” is the period during which the interest rate in effect at the time of the prepayment does not change. If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(i)	For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(ii)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(j)	The prepayment fee calculation is made separately for each Prepaid Installment. A “Prepaid Installment” is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the “Scheduled Payment Date”). However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

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(k)	The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(i)	Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made. The interest payments will be calculated using the Original Cost of Funds Rate.

(ii)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(iii)	Calculate the monthly differences of the amounts calculated in (i) minus the amounts calculated in (ii).

(iv)	If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (iii), using the Reinvestment Rate. The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(l)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero, is the total prepayment fee due to the Bank.

(m)	The following definitions will apply to the calculation of the prepayment fee:

(i)	“Original Cost of Funds Rate” means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)	“Bank Funding Markets” means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)	“Reinvestment Rate” means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(n)	The Original Cost of Funds Rate and the Reinvestment Rate are the Bank’s estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3.	FEES AND EXPENSES

3.1	Fees.

(a)

Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at one-half of one percent (0.50%) per year.

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This fee is due on May 31, 2014, and on the last day of each following quarter until the expiration of the availability period.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreements executed by the owners of the collateral, including but not limited to that certain Security Agreement (Multiple Use) dated February 13, 2009 and that certain Security Agreement (Deposit Account) dated of even date herewith. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure ail other present and future obligations of the Borrower to the Bank and to any affiliate of the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)	Inventory owned by Borrower.

(b)	Receivables owned by Borrower.

(c)	The following deposit account with the Bank owned by Borrower: (“Deposit Account”).

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5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(c)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(d)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

5.2	Borrower’s Instructions.

(a)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”). Any Authorized Individual may also provide instructions to the Bank for the designation of optional interest rates and/or the issuance of letters of credit, if such features are provided under this Agreement. The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank’s obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

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(b)	Except as specified elsewhere in this Agreement, in following instructions from an Authorized Individual for advances or repayments, the Bank shall have the right, but not the obligation, to require that any advances be deposited in and repayments be withdrawn from a deposit account owned by the Borrower and held at the Bank. The Bank may require additional written authorization from the Borrower before processing advances or repayments except as provided in this subparagraph.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number OR-002801902675 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

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5.7	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

If required by the Bank, a copy of the Borrower’s organizational documents.

6.3	Security Agreement.

A signed original security agreement covering the Deposit Account collateral which the Bank requires.

6.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

6.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.6	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

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6.7	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.8	Conditions to Each Extension of Credit.

Before each extension of credit, including the first:

(a)	The Bank must receive written request by Borrower for such extension of credit, which request must include the amount of the requested extension of credit (the “Draw Request”); and

(b)	The Bank must receive sufficient evidence, in its sole discretion, that the amount of funds in the Deposit Account is equal to or in excess of the amount of the Draw Request.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

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7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.14	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

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(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for working capital.

(b)	The proceeds of the credit extended under this. Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 150 days of the fiscal year end, the annual financial statements of Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	For the months of February, August and November, copies of the Form 10-Q Quarterly Report for Borrower within forty-five (45) days after the date of filing with the Securities and Exchange Commission.

(c)	Copies of the Form 10-K Annual Report for Borrower within one hundred fifty (150) days after the date of filing with the Securities and Exchange Commission.

(d)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower’s obligations to the Bank as the Bank may request.

8.3	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

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8.4	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

8.5	Other Liens.

Not to create, assume, or allow any security interest or Hen (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

8.6	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.7	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

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8.8	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.9	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

8.10	Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.

8.11	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

8.12	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

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For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

8.13	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.14	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.15	Books and Records.

To maintain adequate books and records.

8.16	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.17	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.18	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

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9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

9.2	Other Bank Agreements.

Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank, including, but not limited to, Borrower maintaining at all times during the existence of the Facility No. 1 Commitment sums in the Deposit Account sufficient to satisfy the then-outstanding balance of the Facility No. 1 Commitment.

9.3	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

9.4	False Information.

The Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5	Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

9.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

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9.8	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

9.9	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

9.10	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

9.11	Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made.

9.12	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect:

(a)	A reportable event shall occur under Section 4043(c) of ERISA.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA.

9.13	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Oregon (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

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10.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.7	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees

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incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.8	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

10.9	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.10	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document

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required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in- house counsel). This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.11	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

10.15	Amendment and Restatement of Prior Agreement.

This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of February 13, 2009, as amended by that certain Amendment No. 1 to Loan Agreement dated February 28, 2012, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

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10.16	Statutory Notice.

Under Oregon law, most agreements, promises and commitments made by the Bank concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by any Borrower’s residence must be in writing, express consideration and be signed by us to be enforceable.

This Agreement is executed as of the date stated at the top of the first page.

BANK:	BORROWER:

BANK OF AMERICA, N.A.,	SCHMITT INDUSTRIES, INC.,
a national banking association	an Oregon corporation
By:	By:

Name:	Ross Beaton	Name:	James A. Fitzhenry

Its:	SVP	Its:	PRES. & CEO

By:

Name:	Ann M. Ferguson

	Its:	CFO & Treasurer

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

Bank of America, N.A.	Schmitt Industries, Inc.
Attn.: Notice Desk	2765 Northwest Nicolai Street
Mailcode: CT2-515-BB-03	Portland, OR 97210
70 Batterson Park Road
Farmington, CT 06032

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)	USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

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